Great Western Bancorp, Inc. Provides Updated Business Outlook        Exhibit 99.2

SIOUX FALLS, SD - March 9, 2015 - Great Western Bancorp, Inc. (NYSE: GWB) is providing an updated business outlook prior to its participation in previously announced investor conferences. Based on currently available information, the Company anticipates total credit-related charges of approximately $15 million in the quarter ending March 31, 2015, compared to approximately $7 million for the prior quarter ended December 31, 2014. The expected increase in credit-related charges is primarily driven by a small number of Commercial & Industrial (“C&I”) lending exposures and also reflects approximately $2 million of OREO charges related to the liquidation of a single significant property. Management believes the additional provisions related to the C&I loans are driven by customer-specific developments and that the loans are not concentrated geographically or within a specific industry.
Notwithstanding the expected credit-related charges, the Company’s business outlook is highlighted by several positive factors:

•	Loan and deposit pipelines remain strong across the company’s footprint, although loan pricing and yields remain under pressure primarily driven by continued low benchmark interest rates.

•	Efficiency and expense control continue to be a top priority of management and track positively.

•	Internal readiness activities related to surpassing $10 billion in total assets, including Dodd-Frank Act Stress Testing, are progressing as planned.
“As always, we are aggressively managing our nonperforming assets and remain diligent in addressing credit challenges as they arise,” said Ken Karels, President and Chief Executive Officer of Great Western Bancorp, Inc. “We remain very well-capitalized and continue to see strong loan demand across our footprint. Our commitment to delivering outstanding performance to our customers and shareholders remains a key focus.”
As previously announced, management will be participating in the 2015 RBC Financial Institutions Conference on Tuesday, March 10, 2015, and the Deutsche Bank 2015 Regional Banks Summit on Thursday, March 12, 2015, both in New York City. Ken Karels, President and CEO, will also participate in a panel discussion titled, “Chasing Prudent Growth in the Face of Fading Commodity Prices” on March 10 at 2:45 p.m. Eastern at the RBC conference. A copy of the presentation that will be used for meetings with institutional investors will be available in the Investor Relations section of the Company’s website, www.GreatWesternBank.com, under “Presentations.” Interested investors may listen to the live audio-only webcast of the panel discussion at the RBC conference by accessing the URL at the same website at least fifteen minutes before the event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay of the webcast will be available on the same site for 90 days. There is no charge to access this event.

About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The Bank services its customers through 163 branches in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. To learn more about Great Western Bank visit www.GreatWesternBank.com.
Forward Looking Statements
This press release contains forward-looking statements, including, without limitation, the Company’s expectations regarding increased credit-related costs and guidance on general business developments and financial outlook, that involve significant risks and uncertainties. These statements will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.
Contacts:

Investors:	David Hinderaker, Head of Investor Relations and M&A, Great Western Bancorp, Inc.
605.868.3480
David.Hinderaker@GreatWesternBank.com

Peter Chapman, Chief Financial Officer, Great Western Bancorp, Inc.
605.359.8738
Peter.Chapman@GreatWesternBank.com

Media:	Ann Nachtigal, Communications & Marketing Consultant, Great Western Bancorp, Inc.
        605.988.9217
        Ann.Nachtigal@GreatWesternBank.com

Source: Great Western Bancorp, Inc.